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                                                                       EXHIBIT 5

                                                      Direct Dial (205) 521-8000




                               September 29, 1998



Board of Directors
Cavalier Homes, Inc.
Highway 41 North and Cavalier Road
Addison, Alabama  35540


Gentlemen:

         In our capacity as counsel for Cavalier Homes, Inc., a Delaware corporation (the "Company"), we have examined the Registration Statement on Form S-3 (the "Registration Statement"), in form as proposed to be filed by the Company with the Securities and Exchange Commission under the provisions of the Securities Act of 1933, as amended, relating to the registration by the Company 60,000 shares of common stock, par value $0.10 per share (the "Common Stock"), and 60,000 rights to purchase Common Stock (the "Rights") associated therewith, in connection with the resale of the shares of Common Stock that are originally issued pursuant to a warrant issued to The Suddath Companies. In this connection, we have examined such records, documents and proceedings as we have deemed relevant and necessary as a basis for the opinions expressed herein.

         Upon the basis of the foregoing, we are of the opinion that the shares of the Common Stock of the Company and the Rights referred to above to be offered under the Registration Statement have been duly authorized and, when issued and paid for, will be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an Exhibit to the above-referenced Registration Statement.


                                           Very truly yours,


                                           /s/  BRADLEY ARANT ROSE & WHITE LLP